EXHIBIT B-1

                    PRE-ANNEXATION AND DEVELOPMENT AGREEMENT

     THIS PRE-ANNEXATION AND DEVELOPMENT AGREEMENT (this "Agreement") is made as of this 9th day of November, 2001 (the "Effective Date") by and between the CITY OF BOWLING GREEN, a city of the fourth class and political subdivision of the State of Missouri for governmental, political and public purposes located in Pike County, Missouri (the "City"), and UNION ELECTRIC COMPANY d/b/a AMERENUE, a Missouri corporation having a principal office at 1901 Chouteau Avenue, St. Louis, Missouri 63103, Missouri ("AmerenUE").

     WHEREAS, the City is a political subdivision organized and existing under the Constitution and laws of the State of Missouri; and

     WHEREAS, Section 349.012 of the Revised Statutes of Missouri, as amended authorizes the governing body of any municipality to promote commercial and industrial development and, in order to achieve such promotion, to engage in any activities which it deems necessary and Sections 70.210 through 70.320 of the Revised Statutes of Missouri, as amended authorize municipalities to contract with any private person, firm, association, or corporation for the planning, development, construction, acquisition, or operation of any public improvement or joint service, the subject and purposes of which are within the scope of the powers of such municipality; and

     WHEREAS, the City is further authorized under Article VI, Section 27(b) of the Constitution of the State and Sections 100.010 through 100.200 of the Revised Statutes of Missouri, as amended (the "IDB Act") to issue and sell revenue bonds for the purpose of paying all or part of the cost of purchasing, constructing or improving any project to be leased to a private person or corporation for industrial development purposes; and

     WHEREAS, AmerenUE is currently investigating the viability of and intends to build or cause to be built, in one or more phases, additional electric power generating facilities on certain real property located in Pike County, Missouri (the "Property") including the building, fixtures, machinery and equipment related thereto but excluding materials and supplies, fuel inventory and vehicles (collectively, the "Project"); and

     WHEREAS, AmerenUE desires that the City annex the Property, cooperate with AmerenUE to provide water and sewer services for the benefit of the Project, and issue revenue bonds to finance the Project and, while such bonds are outstanding, to own the Project and lease the Project to AmerenUE or an Affiliate, or another permitted entity which would in turn lease the Project to AmerenUE; and

     WHEREAS, the construction and the completion of the Project would not be anticipated without the City assistance and financing contemplated in this Agreement.


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     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     For purposes of this Agreement, in addition to the terms defined in the foregoing recitals and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

     "ACTS" shall mean collectively Article VI, section 27(b) of the Missouri constitution and sections 70.210 through 70.220, 100.010 through 100.200, and
349.012 of the Revised Statutes of Missouri, as from time to time amended.

     "AFFILIATE" shall mean any person or entity directly or indirectly controlling, controlled by or under common control with Ameren Corporation, the parent company of AmerenUE.

     "APPROVED PURCHASER" shall mean such purchaser or purchasers as may be acceptable to AmerenUE and reasonably acceptable to the City that acquires the Bonds and provides for the Lender Financing.

     "BONDS" shall mean any revenue bonds or other obligations issued by or behalf of the City in furtherance of the Project and in accordance with this Agreement and with the IDB Act.

     "BOND DOCUMENTS" shall mean the form of the Bonds, the indenture of trust, the Lease and other transactional documents necessary or convenient to allow the City to issue and secure the Bonds for the financing of the Project as contemplated in this Agreement.

     "CITY ADMINISTRATOR" shall mean the duly appointed City Administrator of the City of Bowling Green, Missouri.

     "CLOSING" shall mean the exercise by AmerenUE or any Affiliate of a certain option to purchase the Property currently held by or for the benefit of AmerenUE.

     "FINANCING DOCUMENT" means any loan agreement, credit agreement, security agreement, mortgage, participation agreement, lease agreement, sublease, hedging agreement or other document executed by or on behalf of a Financing Party.

     "FINANCING PARTY" means any person or entity providing debt, lease or equity financing (including equity contributions or commitments) or hedging arrangements, or any renewal, extension or refinancing of any such financing or hedging arrangements, or any guarantee, insurance, letters of credit or credit support for or in connection with such financing or hedging arrangements, in connection with the development, construction, ownership, lease, operation or maintenance of the Project or interests or rights in the Lease, or any part thereof, including any trustee or agent acting on any such person's behalf.


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     "GRANT" or "GRANTS" shall mean payments made by AmerenUE to the City pursuant to Sections 5.04(b) and 5.04(c) of this Agreement.

     "LEASE" means the lease purchase agreement between the City and AmerenUE related to the financing of the Project.

     "LEASEHOLD MORTGAGE" shall mean any leasehold mortgage, leasehold deed of trust, assignment of rents and leases, security agreement or other agreement relating to the Project permitted pursuant to the provisions of SECTION 5.02 hereof.

     "LENDER FINANCING" shall mean the proceeds or the funds from the issuance of the Bonds to the Approved Purchaser(s) of the Bonds used to pay for costs of the Project or pursuant to any Financing Document with a Financing Party.

     "MAYOR" shall mean the duly elected and serving Mayor of the City of Bowling Green, Missouri.

     "PRELIMINARY FUNDS" shall mean the sum of Fifteen Thousand Dollars ($15,000.00) to be provided by AmerenUE and used by the City as set forth in
ARTICLE II of this Agreement.

     "PROJECT" shall mean electric generating facilities constructed and installed on the Property pursuant to this Agreement including, without limitation, the building, fixtures, machinery and equipment related thereto but excluding materials and supplies, fuel, inventory and vehicles.

     "PROPERTY" shall mean certain real property situated in Pike County, Missouri and more particularly described in Exhibit A to this Agreement.

                                   ARTICLE II

                               PRELIMINARY FUNDING

     SECTION 2.01. ADVANCE FUNDS. City hereby acknowledges receipt from AmerenUE of the Preliminary Funds to be used by the City to pay costs incurred by the City in connection with the preparation and review of this Agreement, with the undertaking of the annexation as described in Article III of this Agreement and with the financing and development of the Project, but not including costs of issuance of the Bonds which shall be paid from Bond proceeds. The City shall deposit the Preliminary Funds in an interest bearing account and shall allocate and use the Preliminary Funds as a source of payment of actual costs incurred by the City for all legal, consulting, and administrative costs of the City incurred pursuant to this ARTICLE II.

     SECTION 2.02. DISBURSEMENTS. The City shall disburse the Preliminary Funds to pay costs for the work set forth in SECTION 2.01 of this Agreement on a monthly basis for any month in which such costs are actually incurred by the City. Disbursements shall be made only upon receipt of: (i) invoices for work reasonably and actually performed by attorneys and consultants selected by the City in the City's sole discretion; (ii) receipts for any and all necessary direct out of pocket expenditures incurred by the attorneys and consultants in connection with such work; and (iii) such other supporting documentation as may


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be requested by the City (collectively, a "Disbursement Request"); provided that any invoice or portion thereof or supporting documentation of the selected attorneys as part of a Disbursement Request shall at all times be and remain subject to attorney-client and attorney work product privilege and nothing in this Agreement shall be construed to be a waiver of attorney-client and attorney work product privilege by the City. The City Administrator shall examine each Disbursement Request and all disbursements made by the City shall be over the signature of the Mayor. The City shall use reasonable care in ascertaining that all amounts charged to the City pursuant to each Disbursement Request are fair and reasonable amounts for the work represented on each Disbursement Request. Within ten (10) days after the City receives a Disbursement Request, the City shall forward a summary of such Disbursement Request to AmerenUE. In the event that AmerenUE has questions regarding any such Disbursement Request, AmerenUE shall direct such questions to the City Administrator; provided, however, that the City shall not be required to obtain AmerenUE's approval for payment of any Disbursement Request.

     SECTION 2.03. REMAINING BALANCES. In the event AmerenUE elects not to proceed with the Project pursuant to this Agreement, AmerenUE shall provide notice of such election to the City and the City shall pay AmerenUE within forty-five (45) days of the receipt of such notice the then-existing balance of the Preliminary Funds remaining after the City's payment of any invoices for work performed by any attorney or contractor through the date of receipt of such notice. Any Preliminary Fund balances remaining after all payments by the City for all work specified in SECTION 2.01 of this Agreement shall be promptly returned to AmerenUE.

                                   ARTICLE III

                                   ANNEXATION

     SECTION 3.01. ANNEXATION PETITION. Within thirty (30) days of Closing, but in no event later than sixty (60) days from the Effective Date, AmerenUE or an Affiliate, as applicable shall submit or shall cause to be submitted to the City a verified petition in accordance with Chapter 71 of the Revised Statutes of Missouri, as amended requesting voluntary annexation of the Property.

     SECTION 3.02. ANNEXATION OF THE PROPERTY. As soon as practicable after receipt of the Petition, the City shall take any and all reasonable steps and use its best efforts, in accordance with applicable law, to annex the Property. The City further agrees to use the City's best efforts to annex the portion of County Highway 43 north of the existing limits or boundaries of the City and such other property necessary to provide public access to the Project on streets or roads governed by the City. At all times during the pendency of such annexation proceedings, AmerenUE shall cooperate with the City to effect the annexation of the Property within the territorial jurisdiction of the City and shall forbear any actions, public statements, or public communications inconsistent with the objectives of this ARTICLE III.


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                                   ARTICLE IV

                                   THE PROJECT

     SECTION 4.01. INITIATION OF THE PROJECT. Prior to issuance of Bonds, AmerenUE will develop certain plans and specifications pursuant to which the Project will be constructed. Such plans and specifications shall be prepared by a professional engineer or architect licensed to practice in the State of Missouri and shall be in conformity with all applicable state and local laws, ordinances, and regulations. AmerenUE hereby agrees to permit the City to inspect such plans and specifications upon the City's reasonable request. The parties hereto acknowledge and agree that prior to the issuance of any Bonds by the City, AmerenUE may notify the City in writing of its election not to finance the Project with the proceeds of the Bonds pursuant to the Act, at which time this Agreement shall terminate. Upon issuance of the Bonds, AmerenUE shall construct or cause to be constructed the Project in accordance with the plans and specifications prepared pursuant to this SECTION 4.01. In constructing or causing the construction of the Project may enter into one or more construction contracts; provided that prior to the commencement of any construction AmerenUE shall obtain or shall ensure that any such contractor obtains workers' compensation, comprehensive public liability and builder's risk insurance coverage in amounts customary in the industry for similar type projects and shall ensure that the insurance required is maintained by any such contractor for the duration of the construction of the Project. To the extent that competitive bidding and award requirements and prevailing wage or other wage and hour statutes or requirements apply to the Project or any portion thereof, AmerenUE covenants and agrees to take all such actions as are necessary to comply with such laws, regulations or requirements. Upon completion of the Project AmerenUE shall convey unencumbered fee simple title to the completed Project to the City and the City shall lease the Project to AmerenUE for a term coterminous with the term of the Bonds, all in accordance with terms and conditions set forth in the Bond Documents.

     SECTION 4.02. PROJECT BUDGET. AmerenUE estimates that the Project, more particularly described on EXHIBIT B hereto, will cost approximately $100,000,000. Such costs shall be funded from any combination of equity, Lender Financing and other financing, with the combination of such funding determined in the sole and absolute discretion of AmerenUE.

     SECTION 4.03. CITY APPROVALS. The City intends that this Agreement shall constitute the City's plan for industrial development and for the Project in accordance with requirements of sections 100.040 and 100.050 of the Revised Statutes of Missouri, as amended and that the duly authorized execution of this Agreement by the City shall evidence the approval by the governing body of the City of such plans; provided that the approval of the Project granted by the City pursuant to this Agreement shall not affect or constitute any approval required by any other City department or pursuant to any City ordinance, code, regulation or any other governmental approval required by law, nor does any approval by the City pursuant to this Agreement constitute approval of the quality, structural soundness or safety of any portion of the Property or any portion of the Project. The City will not unreasonably withhold any consent or approval required by any City ordinance, code, regulation or any other governmental approval required by law related to the Project; provided that nothing herein shall be construed to obligate the City, acting as a party hereto, to grant municipal permits or other approvals the City would not be obligated to grant, acting as a political subdivision, absent this Agreement. The City agrees that the City will not adopt or approve any ordinance, code, or


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regulation not in force and effect on the Effective Date which would materially adversely affect the Project and which would exclude or exempt other similarly situated properties or facilities within the City.

     SECTION 4.04. PERMIT FEES. In connection with the Project, AmerenUE shall be obligated to pay only those Project, permit, engineering, tap on, inspection and similar fees that are assessed on a uniform basis by the City and are of general applicability to other property or facilities within the territorial jurisdiction of the City.

                                    ARTICLE V

                 ISSUANCE OF BONDS, GRANTS AND OTHER OBLIGATIONS

     SECTION 5.01. ISSUANCE OF BONDS. The City intends to issue, upon the written request of AmerenUE, an aggregate principal amount not to exceed $125,000,000 of Bonds pursuant to the Acts to finance the costs of the Project, with the actual amount of such Bonds, and the number and series of such Bonds, to be specified in writing by AmerenUE. The maximum term of the Bonds issued pursuant to this section shall be for the construction period of the Project plus 20 years after the date on which the Project becomes "commercial" (as defined in Section 5.04(a) hereof). The issuance of the Bonds by the City shall be contingent upon the completion and perfection of the annexation of the Property within the limits or boundaries of the City and upon the receipt by AmerenUE of any approvals reasonably deemed necessary by AmerenUE including, but not limited to, approvals from the Missouri Public Service Commission and the Illinois Commerce Commission. The City shall cooperate with and provide reasonable assistance to AmerenUE in obtaining any required regulatory approvals. The City and AmerenUE shall mutually select Bond Counsel, the trustee and, if desirable, the designated underwriter (and such financial advisors and consultants as the underwriter, with the approval of the City and AmerenUE, deems necessary for the issuance of the Bonds). The Bonds shall bear interest at such rates, shall be subject to redemption and shall have such terms as the City and AmerenUE shall mutually determine.

         SECTION 5.02.     FINANCING.

     (a) The parties hereto acknowledge that in connection with the issuance of the Bonds as set forth in SECTION 5.01, Lender Financing may be required, upon such terms as AmerenUE determines in its sole and absolute discretion, to complete the Project and satisfy its obligations under this Agreement. The City shall cooperate and provide reasonable assistance in connection with the marketing of any Bonds to the Approved Purchaser(s) of the Bonds and obtaining any Lender Financing, including but not limited to making representations and warranties and providing information and assisting AmerenUE in preparing an offering statement with respect thereto. The City acknowledges and agrees that AmerenUE may finance and refinance its rights and interests in the Project, the Lease and the leasehold estate created thereby and, in connection therewith, AmerenUE may execute Financing Documents or a Leasehold Mortgage with one or more Financing Parties, or may sublease or assign the Lease, the leasehold estate, any sublease and rights in connection therewith, and/or grant liens or security interests therein, to any Financing Party (or to the designee, nominee, assignee or transferee of such Financing Party).


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     (b) AmerenUE and the City intend to enter into a Lease whereby the Project is leased to AmerenUE, an Affiliate, a Financing Party or other permitted entity, and the payments made under the Lease shall be equal to and timed to coincide with the due dates of, and pledged to pay, all applicable principal and interest as the same shall become due and payable with respect to the Bonds.

     (c) AmerenUE shall furnish the Bond Documents which shall be subject to City review and approval and which shall contain such terms and conditions as are acceptable to AmerenUE and the City. The Bonds shall be secured solely by the Project and the Lease, and the City shall have no liability to make payments with respect to the Bonds except from payments made under the Lease and other Bond documents and related transaction documents (other than the Grants described herein). Other than the security interest in the Project and the Property granted pursuant to the issuance of Bonds or as approved by AmerenUE, the City may not and shall not otherwise encumber, pledge or grant any other security interest in or with respect to the Project.

         SECTION 5.03.     [RESERVED]

         SECTION 5.04.     GRANTS AND OTHER PAYMENTS.

     (a) In the event the Bonds are issued, AmerenUE and the City expect that the Project will be conveyed to and owned by the City (and AmerenUE hereby agrees to timely take such actions and execute such documents as may be required to convey title to the Project to the City consistent with this Section) and leased to AmerenUE, an Affiliate, a Financing Party or other permitted entity and, accordingly, will be exempt from property taxes (whether real, personal or otherwise) levied by any applicable taxing authority, including, without limitation, the City, Pike County, Missouri, and the Bowling Green R-1 School District, for as long as the City owns the Project. AmerenUE hereby agrees to make, or cause to be made, the annual Grant with respect to the Project on December 31 of each year for as long as the City owns the Project, commencing on December 31 in the calendar year in which the City takes title to any portion of the Project. If the Project consists of more than one phase, the provisions of this Section shall apply on a phase by phase basis, and not on a total Project basis. Failure to make a scheduled Grant payment shall be an event of default under the Lease described herein.

     (b) AmerenUE shall pay, or cause to be paid, to the City an annual Grant in the amount of $200,000 for the Project.

     (c) In the event that one or more additional Project phase(s) is/are pursued which are to be owned by the City and financed with additional bonds issued pursuant to the Acts, AmerenUE agrees to pay, or cause to be paid, annual Grants in addition to that required to be paid pursuant to subsection (b) above to be determined upon agreement between the City and AmerenUE.

     (d) Notwithstanding the foregoing, at any time that property taxes, or any alternative taxes meant to replace or supplement property taxes are imposed on the City's interest in the Project while the City owns the Project, AmerenUE may reduce, or cause to be reduced, the amount of any annual Grant payments pursuant


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to subsections (b) and (c) above by the amount of annual property or alternative taxes imposed on the City's interest in the Project and payable to the City or any other political subdivision; provided that no such reductions shall be made or effective during the pendency of any actions taken by the City in cooperation with AmerenUE pursuant to SECTION 5.06 of this Agreement

     (e) Any payments made, or caused to be made, by AmerenUE pursuant to this Section shall be allocated among such other political subdivisions or taxing jurisdictions as determined by the City. Prior to the issuance of the Bonds, the City shall use the City's best efforts to obtain the cooperation and acceptance of the property tax exemptions contemplated in this Agreement of all affected taxing jurisdictions.

     (f) Any amounts due hereunder which are not paid when due shall bear interest at the interest rate of 10% per annum from the date such payment was first due.

     SECTION 5.05. OPTION TO PURCHASE THE PROJECT. Unless otherwise specified in writing by AmerenUE or an Affiliate at the time the Bonds are issued, when all principal and interest due on the Bonds shall have been paid in full, AmerenUE or its permitted successors and assigns shall have the option to purchase the Project for $1,000. In addition, if the terms of the Bonds permit the Bonds to be assumed by AmerenUE or its permitted successors and assigns, AmerenUE and its permitted successors and assigns shall also have the option to purchase the Project for $1,000 upon such an assumption of the Bonds.

     SECTION 5.06. OBLIGATION OF CITY WITH RESPECT TO TAX FORBEARANCE. The City agrees to take all actions within the City's control to obtain and/or maintain in effect the exemption from property taxes related to the Project referred to in this Article, including any filings required with any governmental authorities; provided, however, the City shall not be liable for any failure of the State of Missouri, any agency thereof or any other governmental taxing authority to recognize the exemption contemplated herein. The City covenants that the City will not voluntarily take any action that may cause or induce the levy or assessment of property taxes on the Project. In the event such a levy or assessment should occur, the City shall, at AmerenUE's request and expense, fully cooperate with AmerenUE in all reasonable ways to prevent and/or remove any such levy or assessment. The City and AmerenUE covenant and agree that the property tax exemption contemplated in this Agreement and the issuance of the Bonds shall only apply to the City's fee title interest in the Project. Any property taxes levied against the interest of AmerenUE in the Project by any taxing authority shall be and remain solely the responsibility of the AmerenUE. In the event such a levy or assessment should occur, the City shall, at the request and expense of AmerenUE, fully cooperate with AmerenUE in all reasonable ways to prevent and/or challenge such levy or assessment.

     SECTION 5.07. CITY UTILITIES. The City agrees to obtain, by condemnation if necessary, any and all easements or rights of way necessary to install City water and sewer services for the Project as determined to be reasonably necessary by AmerenUE. AmerenUE will be responsible for payment of the initial costs related to the construction and installation of the City water and sewer services for the Project in accordance with City specifications and requirements (which shall be 16" minimum water service and 8" minimum sewer service) and for all costs of acquisition of such easements or rights of way as may be required therefor together with costs of any condemnation proceedings which may be


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undertaken by the City pursuant to this Section including, without limitation, cost of condemnation counsel selected by the City, appraisers, consultants and expert witnesses and costs of any final award(s). Upon completion of installation and testing of the water and sewer services, AmerenUE shall promptly take all actions necessary to dedicate the services to the City free and clear of any and all liens (whether mechanic's or otherwise), claims, debts, liabilities, or other encumbrances, together with all rights or interests AmerenUE may have in any such easements and rights of way obtained in connection thereof. The City agrees to charge AmerenUE for the term of this Agreement water and sewer rates for such services used by AmerenUE on the Project up to a maximum usage of 24,000,000 gallons of water per year in amounts equal to the City's operation and maintenance costs (currently $2.59 per 1,000 gallons used) for provision of such services (but not costs related to any debt service obligations of the City) as certified by the City.

         The agreements in this SECTION 5.07 shall survive termination of this Agreement for any reason and are not contingent upon the issuance of the Bonds.

                                   ARTICLE VI

              COVENANTS, REPRESENTATIONS AND WARRANTIES OF AMERENUE

     SECTION 6.01. GENERAL. AmerenUE represents, warrants and covenants that as of the date of this Agreement and during the term of this Agreement, or such shorter period as may be expressly provided for below:

     (a) AmerenUE is a Missouri corporation duly organized, validly existing and qualified to do business in Missouri;

     (b) AmerenUE has the right, power and authority to enter into, execute, deliver and perform this Agreement;

     (c) the execution, delivery and performance by AmerenUE of this Agreement has been duly authorized by all necessary corporate action, and does not violate the articles of organization or bylaws of AmerenUE, as the same may be amended and supplemented, or any applicable provision of law, nor does it constitute a breach of or default under or require any consent under any agreement, instrument or document to which AmerenUE is now a party or by which AmerenUE is now or may become bound;

     (d) except for those regulatory approvals which must be obtained before the issuance of the Bonds as referred to in SECTION 5.01 herein, there are no actions or proceedings by or before any court, governmental commission, board, bureau or any other administrative agency pending, threatened or affecting AmerenUE which would impair its ability to perform under this Agreement; and

     (e) AmerenUE has obtained (or will, prior to the commencement of construction obtain) and shall maintain all other government permits, certificates and consents (including without limitation appropriate environmental approvals) necessary to conduct its business and to construct, complete and operate the Project.


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     SECTION 6.02. COMPLIANCE WITH LAWS. To the best of AmerenUE's knowledge, the Property and the Project are and shall be in compliance with all applicable federal, state and local laws, statutes, ordinances, rules, regulations, executive orders and codes pertaining to or affecting the Project and the Property, including environmental laws. AmerenUE agrees that the City and its duly authorized agents shall have the right at reasonable times during business hours, subject to at least 48 hours advance notice and to AmerenUE's usual business proprietary, safety and security requirements, to enter upon the Project and the Property to examine and inspect the Project and the records of AmerenUE which demonstrate compliance with this Agreement.

     SECTION 6.03. SURVIVAL OF COVENANTS. All warranties, representations, covenants and agreements of AmerenUE contained in this ARTICLE VI (including, without limitation, AmerenUE's covenant to indemnify and hold harmless the City set forth in SECTION 6.04 hereof) and elsewhere in this Agreement shall survive termination of this Agreement for any reason.

     SECTION 6.04. INDEMNIFICATION OF CITY. AmerenUE shall indemnify, defend and save the City harmless from and against all claims, demands, costs, liabilities, damages or expenses, including attorneys' fees, by or on behalf of any person, firm or corporation arising from the conduct or management of, or from any work or thing done in, on or about, the Project or the Property during the term of the Lease, and against and from all claims, demands, costs, liabilities, damages or expenses, including attorneys' fees, arising during the term of the Lease from (a) any condition of the Project, or the Property (b) any breach or default on the part of AmerenUE in the performance of any of its obligations under this Agreement or the Lease, or any action requested of the City by AmerenUE pursuant to the Lease or this Agreement, (c) any contract entered into in connection with the purchase, construction, extension or improvement of the Project, (d) any act of negligence of AmerenUE or of any of its agents, contractors, servants, employees or licensees, (e) any act of negligence of any assignee or sublessee of AmerenUE, or of any agents, contractors, servants, employees or licensees of any assignee or sublessee of AmerenUE.

                                   ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF CITY

     SECTION 7.01. GENERAL. The City represents:

     (a) that the City has the authority as a unit of government to execute and deliver this Agreement and to perform the City's obligations hereunder;

     (b) that the City has the right, power and authority to enter into, execute, deliver and perform this Agreement;

     (c) the execution, delivery and performance by the City of this Agreement has been (or will be) duly authorized by all necessary action, and does not violate any applicable provision of law, nor does it constitute a breach of or default under or require any consent under any agreement, instrument or document to which the City is now a party or by which the City is now or may become bound;


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     (d) there are no actions or proceedings by or before any court, governmental commission, board, bureau or any other administrative agency pending, threatened or to the City's actual knowledge affecting the City which would impair the City's ability to perform under this Agreement.

     SECTION 7.02. SURVIVAL OF COVENANTS. All warranties, representations and covenants of the City contained in this ARTICLE VII or elsewhere in this Agreement shall be true, accurate and complete at the time of the City's execution, of this Agreement, and shall survive the execution, delivery and acceptance hereof by the parties hereto.

                                  ARTICLE VIII

                                     NOTICES

     Unless otherwise specified, any notice, demand or request required hereunder shall be given in writing at the addresses set forth below, by any of the following means: (a) personal service; (b) telecopy or facsimile; (c) overnight courier; or (d) registered or certified mail, return receipt requested.

         If to the City:            City of Bowling Green, Missouri
                                    16 West Church Street - City Hall
                                    Bowling Green, Missouri 63334
                                    Attn: City Administrator

                           With a copy to:   Thomas A. Cunningham, Esq.
                                             Stinson, Mag & Fizzell, P.C.
                                             100 South Fourth Street, Suite 700
                                             St. Louis, Missouri 63102

         If to AmerenUE:            AmerenUE
                                    1901 Chouteau Avenue
                                    St. Louis, Missouri 63103
                                    Attn: Manager, Generation Engineering

                           With a copy to:   AmerenUE
                                             1901 Chouteau Avenue
                                             St. Louis, Missouri 63103
                                             Attn: General Counsel

     Such addresses may be changed by notice to the other parties given in the same manner provided above. Any notice, demand, or request sent pursuant to either clause (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch.

                                   ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.01. MUTUAL ASSISTANCE. The City and AmerenUE agree to take such actions as may be necessary or appropriate to carry out the terms, provisions and intent of this Agreement and to aid and assist each other in carrying out said terms, provisions and intent. In addition, if legislation is proposed by or in any governmental body having jurisdiction over the Project which would have the effect of limiting the ability of the City to issue the Bonds to finance the Project, the City agrees to use its best efforts to issue the Bonds prior to the effective date of any such legislation.

     SECTION 9.02. AMENDMENT. This Agreement may not be amended without the prior written consent of the parties hereto.

     SECTION 9.03. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto, which are hereby incorporated herein by reference) constitutes the entire Agreement between the parties hereto and supersedes all prior agreements, negotiations and discussions between the parties relative to the subject matter hereof.

     SECTION 9.04. LIMITATION OF LIABILITY. No member, official or employee of the City shall be personally liable to AmerenUE, any Affiliates, any Financing Party or any Lender or any successor in interest to such parties in the event of any default or breach by the City or for any amount which may become due to AmerenUE from the City or any successor in interest or on any obligation under the terms of this Agreement.

     SECTION 9.05. WAIVER. Waiver by the City or AmerenUE with respect to any breach or default under this Agreement shall not be considered or treated as a waiver of the rights of the respective party with respect to any other breach or default or with respect to any particular breach or default, except to the extent specifically waived by the City or AmerenUE in writing.

     SECTION 9.06. REMEDIES CUMULATIVE. The remedies of a party hereunder are cumulative, and the exercise of any one or more of the remedies provided for herein shall not be construed as a waiver of any other remedies of such party unless specifically so provided herein.

     SECTION 9.07. OPPORTUNITY TO CURE PRESERVED. In the event of any default in or breach of any term or conditions of this Agreement by either party, or any successor, the aggrieved party, prior to instituting any action at law or in equity, shall give written notice to the breaching or defaulting party (or successor) specifying, in the opinion of the aggrieved party the nature of the breach, and the defaulting or breaching party (or successor) shall, upon receipt of such written notice from the other party, proceed immediately to cure or remedy such default or breach, and, shall, in any event, within thirty (30) days after receipt of notice, commence to cure or remedy such default. In case such cure or remedy is not taken or not diligently pursued, or the default or breach shall not be cured or remedied within a reasonable time, the aggrieved party may then institute such proceedings as may be necessary or desirable in its opinion to cure and remedy such default or breach, including, but not limited to proceedings to compel specific performance by the defaulting or breaching party.

     SECTION 9.08. DISCLAIMER. Nothing contained in this Agreement nor any act of the City shall be deemed or construed by any of the parties, or by any third person, to create or imply any relationship of third-party beneficiary, principal or agent, limited or general partnership or joint venture, or to create or imply any association or relationship involving the City.

     SECTION 9.09. HEADINGS. The paragraph and section headings contained herein are for convenience only and are not intended to limit, vary, define or expand the content thereof.

     SECTION 9.10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

     SECTION 9.11. SEVERABILITY. If any provision in this Agreement, or any paragraph, sentence, clause, phrase, word or the application thereof, in any circumstance, is held invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid part were never included herein and the remainder of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

     SECTION 9.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri, without regard to its conflicts of law principles.

     SECTION 9.13. ASSIGNMENT. Except in connection with the transfer of this Agreement to an Affiliate, a Financing Party or a Lender or other permitted successors or assigns, which is expressly authorized by the City, AmerenUE may not sell, assign or otherwise transfer its interest in this Agreement in whole or in part without the written consent of the City, which consent shall not be unreasonably withheld. Any successor in interest to AmerenUE under this Agreement shall certify in writing to the City its agreement to abide by all remaining executory terms of this Agreement (and the representations, warranties and covenants related thereto) through the term of this Agreement, or such other period as may be expressly provided for herein. Upon such successor's certification, AmerenUE shall be released from the performance of such executory terms (and the representations, warranties and covenants related thereto other than the City's right to indemnification under Section 6.04, hereof).

     SECTION 9.14. BINDING EFFECT. This Agreement shall be binding upon AmerenUE, the City and their respective permitted successors and permitted assigns (as provided herein).

     SECTION 9.15. FORCE MAJEURE. Neither the City nor AmerenUE nor any permitted successor in interest to either of them shall be considered in breach of or in default of its obligations under this Agreement in the event of any delay caused by damage or destruction by fire or other casualty, strike, shortage of material, unusually adverse weather conditions such as, by way of illustration and not limitation, severe rain storms or below freezing temperatures of abnormal degree or for an abnormal duration, tornadoes or cyclones, and other events or conditions beyond the reasonable control of the party affected which in fact interferes with the ability of such party to discharge its obligations hereunder. Any delay described under this section shall result in a day-for-day extension of any obligations, deadlines or dates set forth in this Agreement that are directly affected by such delay. The individual or entity relying on this section with respect to any such delay shall, upon the occurrence of the event causing such delay, immediately give written notice to the other parties to this Agreement.

     SECTION 9.16. APPROVAL. Wherever this Agreement provides for the approval or consent of the City, or any matter is to be to the City's satisfaction, unless specifically stated to the contrary, such approval, consent or satisfaction shall be made, given or determined by the City in writing and in the reasonable discretion thereof. The City Administrator or other persons designated by the City shall act for the City in making all approvals, consents and determinations of satisfaction or otherwise administering this Agreement for the City.

     SECTION 9.17. TERM OF AGREEMENT. This Agreement shall continue in force for so long as (a) any Bonds shall remain outstanding; or (b) any phase of the Project is titled in the name of the City. This Agreement shall terminate on the earlier of (x) retirement of all Bonds issued with respect to all phases of the Project; or (y) three years from the Effective Date, provided that no Bonds have been issued; or (z) the date of termination by AmerenUE pursuant to SECTION 4.01.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on or as of the day and year first above written.

                                     UNION ELECTRIC COMPANY


                                     By:      [Signature]
                                          ------------------------------------
                                     Name:  Fred Pope
                                     Title:  General Mgr.-Gen Engr. & Tech Svc's

                                     CITY OF BOWLING GREEN, MISSOURI


                                     By:      [Signature]
                                          ------------------------------------
                                     Name:  Boyd A. Haddock
                                     Title:  Mayor

STATE OF MISSOURI )
                  )       SS
CITY OF ST. LOUIS )


     On this 15th day of November, 2001, before me appeared Fred Pope, to me personally known, who, being duly sworn, did say that he is General Manager of Union Electric Company d/b/a AmerenUE, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors and said Fred Pope acknowledged said instrument to be the free act and deed of said corporation.

         My Commission expires      10-27-2004.
                                    ----------



                                             [Steven M. Scholten
                                        ----------------------------------------
                                        Notary Public

STATE OF MISSOURI )
                  )       SS
COUNTY OF PIKE    )


     I, the undersigned, a notary public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Boyd Haddock, personally known to me to be the Mayor of the CITY OF BOWLING GREEN, MISSOURI and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed, sealed, and delivered said instrument, pursuant to the authority given to him by the Board of Aldermen of the City of Bowling Green, Missouri as his free and voluntary act and as the free and voluntary act of the City of Bowling Green, Missouri, for the uses and purposes therein set forth.

     GIVEN under my hand and official seal this 9th day of November, 2001.



                                         [Barbara M. Finley]
                                    --------------------------------------------
                                    Notary Public


[SEAL]


My Commission Expires:             Jan 28, 2004
                        --------------------------------------

                                    EXHIBIT A

                        LEGAL DESCRIPTION OF THE PROPERTY

The description of the Property includes the legally described real property on page A-2 hereof, with a perpetual easement to be retained by AmerenUE for property to be determined by AmerenUE prior to the issuance of the Bonds for the construction of electric transmission lines and a Substation Switchyard a portion of which will be owned by AmerenUE related to the Project, together with a perpetual easement to be retained by AmerenUE across all of the Property described on Page A-2 hereof for purposes of operating maintaining or improving the transmission lines and Substation Switchyard. The portion of the Substation Switchyard to be owned by AmerenUE consists of incoming 161kV lines and terminations, 161kV line positions H3, H4 and H8, 161kV bus-1 and bus-2, switchyard control house, and related structures, and future expansions off bus-1 or bus-2. The ownership division will be at 4-hole pads where position H3 GSU bus-side conductor connects to the GSU rigid bus. AmerenUE will own the GSU rigid bus support structure inside the perpetual easement retained for the Substation Switchyard. AmerenUE will own all transmission lines and related facilities.

                                    EXHIBIT A

                        LEGAL DESCRIPTION OF THE PROPERTY

Part of the North Half of the Northwest Quarter, all of the Southeast Quarter of the Northwest Quarter and all of the Southwest Quarter of the Northeast Quarter of Section 22, Township 53 North, Range 3 West, Pike County, Missouri, more particularly described as follows:

BEGINNING at a stone at the southeast corner of the Northwest Quarter of the Northwest Quarter of said Section 22; thence NO(Degree)56'56"E, along the Section Line, 100.00 feet; thence S89(Degree)34'40"E, 2676.61 feet to the Quarter Section Line; thence SO(Degree)53'49"W, along the Quarter Section Line,
100.00 to a stone marking the northwest corner of the Southwest Quarter of the Northeast Quarter of said Section 22; thence S89(Degree)01'35"E, along the Quarter Quarter Section Line, 1334. 59 feet to the northeast corner of the Southwest Quarter of the Northeast of said Section 22; then SO(Degree)56'57"W, along the Quarter Quarter Section Line, 1320.80 feet to the southeast corner of the Southwest Quarter of the Northeast Quarter of said Section 22; thence N89(Degree)17'20"W, along the Quarter Section Line, 1333.40 feet to the southwest corner of the Southwest Quarter of the Northeast Quarter of said
Section 22; then N89(Degree)42'32"W, along the Quarter Section Line, 1332.99 feet to the southwest corner of the Southeast Quarter of the Northwest Quarter of said Section 22; thence NO(Degree)33'57"E , along the Quarter Quarter Section Line, 1329.99 feet to the northwest corner of the Southeast Quarter of the Northwest Quarter of said Section 22; thence N89(Degree)34'40"W, along the Quarter Quarter Section Line, 1346.68 feet to the point of beginning.
Containing 87.28 Acres.

                                    EXHIBIT B

                               PROJECT DESCRIPTION

The Project to be owned by the City consists of electric power generation facilities described on page B-2 hereof, with the exception of a portion of a Substation Switchyard and all electric transmission line facilities to be owned by AmerenUE on a perpetual easement to be retained by AmerenUE. The portion of the Substation Switchyard to be owned by AmerenUE consists of incoming 161kV lines and terminations, 161kV line positions H3, H4, and H8, 161kV bus-1 and bus-2, switchyard control house, and related structures, and future expansions off bus-1 or bus-2. The ownership division will be at 4-hole pads where position H3 GSU bus-side conductor connects to the GSU rigid bus. AmerenUE will own the GSU rigid bus support structure inside the perpetual easement retained for the Substation Switchyard.

                                    EXHIBIT B

                               PROJECT DESCRIPTION


The Peno Creek Energy Center will consist of 4 each Pratt & Whitney FT-8 Twin Pack Gas Turbine Generating Units rated at a nominal 50 MW each capacity. The facility will be primarily fired by natural gas with fuel oil as a back-up fuel.

In addition to the FT-8 Generating Units, there will be a service building including a control room, water pumps and electrical equipment. Also on site will be a demineralized water storage tank, 2 Generating Step-Up (GSU) Transformers, 161 kV Substation, 3.5 Mile gas lateral including valving, fuel oil storage tank, fuel unloading station and pumps, Continuous Emissions Monitoring (CEMS) equipment and other miscellaneous equipment.